NEWS RELEASE

FOR IMMEDIATE RELEASE

July 12, 2010

CAPITOL FEDERAL FINANCIAL

 ANNOUNCES QUARTERLY DIVIDEND

Topeka, KS – Capitol Federal Financial (Nasdaq: CFFN) announced today that its Board of Directors declared a quarterly cash dividend of $0.50 per share on outstanding CFFN common stock.

The dividend is payable on August 6, 2010 to stockholders of record as of the close of business on July 23, 2010.

CFFN will announce its earnings for the quarter ended June 30, 2010 on July 27, 2010 after the close of business, and its Form 10-Q will be filed on July 30, 2010.

The Board made the determination to pay the dividend earlier than has been our custom so that our current stockholders will receive their quarterly dividend prior to the closing of the subscription offering for stock in Capitol Federal Financial, Inc.  This is a result of the commencement of the “second-step” stock offering by Capitol Federal Financial, Inc in connection with our reorganization to a stock holding company structure.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank which operates 45 branch offices in Kansas and Missouri.

News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com